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                                                                  Exhibit 13.21

                         NICHOLAS-APPLEGATE MUTUAL FUNDS
                            SHAREHOLDER SERVICE PLAN


                                  INTRODUCTION

          The Board of Trustees (the "Board") of Nicholas-Applegate Mutual Funds, a Delaware business trust (the "Trust"), has approved this Shareholder Service Plan (this "Plan"), with respect to the shares of beneficial interest ("Shares") of its various series (each a "Fund") currently and hereafter in effect, including the Class A, B, C and Q Shares of each Fund, if any.

                                    THE PLAN

          The material aspects of the Plan are as follows:

          SECTION 1. The Funds will pay Nicholas-Applegate Securities (the "Distributor"), the distributor of shares of beneficial interest (the "Shares") of the Funds, for expenses incurred in connection with non-distribution shareholder services provided by the Distributor to securities broker-dealers, retirement plan sponsors and administrators, and other securities professionals ("Service Organizations") and/or beneficial owners of Shares of each Fund or Class thereof, as the case may be, including but not limited to shareholder servicing provided by the Distributor at facilities dedicated to Fund use, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of the Funds.

          SECTION 2. The Funds will also reimburse the Distributor for fees paid by the Distributor to Service Organizations (which may include the Distributor itself) for the provision of support services to their clients ("Clients") who are beneficial owners of Shares of the Funds or Classes thereof, as the case may be. Such services may include: (a) establishing and maintaining accounts and records relating to Clients who invest in Shares of the Funds or Classes; (b) aggregating and processing purchase, exchange and redemption requests for Shares from Clients and placing net purchase and redemption orders with respect to the Shares; (c) investing, or causing to be invested, the assets of Clients' accounts in Shares pursuant to specific or pre-authorized instructions; (d) processing dividend and distribution payments from the Trust on behalf of Clients; (e) providing information periodically to Clients showing their positions in Shares; (f) arranging for bank wires; (g) responding to Client inquiries relating to the services performed by Service Organizations;
(h) providing subaccounting services with respect to Shares beneficially owned by Clients or the information to the Trust necessary for subaccounting services;
(i) preparing any necessary tax reports or forms on behalf of Clients; (j) if required by law, forwarding shareholder communications from the Funds


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(such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (k) assisting Clients in changing dividend options, account designations and addresses; and
(l) providing such other similar services as the Distributor may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

          SECTION 3. While this Plan is in effect, the Distributor will be paid for such shareholder servicing expenses that are incurred in connection with Shares of the Funds or Classes, as the case may be, on a monthly basis, at the annual rates set forth in Schedule A hereto which are based on each Fund's average daily net assets during such month (or the average daily net assets of each Class thereof, as the case may be). These monthly payments to the Distributor may be amended or discontinued at any time by the Board, in its sole discretion.

          SECTION 4. The monthly payments to the Distributor under this Plan shall be made in accordance with, and subject to, the following conditions:

               (a) if in any month the Distributor expends or is due more monies than can be immediately paid under this Plan, due to the percentage limitation noted therein, the unpaid amount shall be carried forward from month to month while this Plan is in effect until such time, if ever, when it can be paid in accordance with the provisions of Sections 1, 2 and 3; provided, however, that no interest, carrying or finance charge will be imposed on any amounts carried forward;

               (b) if in any month the Distributor does not expend the entire amount then available under Section 1,2 and 3, and assuming that no unpaid amounts have been carried forward and remain unpaid under such sections, then the amount not expended shall be considered a credit and may be drawn upon from month to month by the Distributor to permit payment under Sections 1, 2 and 3 when necessary in the future;

               (c) notwithstanding any provision of items (a) and (b) above, no amounts payable or credit due pursuant to this Plan for any fiscal year may be carried over for payment or utilized as a credit, as the case may be, beyond the end of such year. In addition, any amount being carried forward during any given year will be extinguished in the event this Plan is terminated in that year;

               (d) payments made out of or charged against the assets of a particular Fund or Class must be in payment for shareholder servicing expenses incurred on behalf of such Fund or Class; and

               (e) payments made pursuant to Sections 1, 2 and 3 must be for the shareholder servicing expenses described therein.


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          Payments to a Service Organization under this Plan shall be subject to compliance by the Service Organization with the terms of a shareholder service agreement between the Service Organization and the Distributor. If an investor in a Fund ceases to be a Client of a Service Organization that has entered into a shareholder service agreement with the Distributor, but continues to hold Shares of the Fund, the Distributor will be entitled to receive similar payments in respect of any shareholder servicing provided with respect to such investor.

          SECTION 5. For purposes of determining the amounts payable under this Plan, the value of a Fund's or Class' net assets shall be computed in the manner specified in the Fund's prospectus and statement of additional information as then in effect for the computation of the value of the Fund's net assets.

          SECTION 6. The Distributor shall provide the Board, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

          SECTION 7. This Plan shall continue in full force and effect upon approval and adoption by the Board and shall continue thereafter automatically for successive annual periods provided such continuance is approved by a majority of the Board, including a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan. This Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon the approval by a majority of the Board and a majority of the Disinterested Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the Plan. This Plan is terminable, as to any Fund or Class, without penalty at any time by the Board.

          SECTION 8. The Board has adopted this Plan as of March 29, 1993, as amended on February 11, 1994 and November 14, 1997.


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                                   SCHEDULE A

                            SHAREHOLDER SERVICE FEES

          The Distributor will be reimbursed by the Funds for the services and facilities provided by the Distributor pursuant to the Plan at the following annual rates:

          1. For Class A Shares, up to 0.10% of the average daily net asset value of the Shares of each such Class.

          2. For the Class B Shares, up to 0.25% of the average daily net asset value of the Shares of each such Class.

          3. For the Class Q Shares, up to 0.25% of the average daily net asset value of the Shares of each such Class.

          4. For Shares of the Money Market Fund, up to 0.10% of the average daily net asset value of the Shares of the Fund.